FOR IMMEDIATE RELEASE:   Thursday, May 20, 2004

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                     MITY ENTERPRISES, INC. ANNOUNCES RECORD RESULTS
                           FOR FOURTH FISCAL QUARTER/YEAR END
                        - - - - - - - - - - - - - - - - - - - -
                    NET INCOME IN FOURTH QUARTER INCREASES 22 PERCENT


OREM, UTAH - Bradley T Nielson, president and chief executive officer of MITY Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the fourth quarter and year ended March 31, 2004.

Net sales for the fourth quarter totaled $10.7 million compared to $8.5 million a year ago, an increase of 26 percent. Net income was $1.0 million versus $851,000 for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.25 and $0.23, respectively, an increase of 19 and 15 percent over the previous year's fourth quarter basic and diluted earnings per share of $0.21 and $0.20, respectively.

Net sales for the twelve months ended March 31, 2004, totaled a record $44.3 million compared to $40.2 million a year ago, an increase of 10 percent. Net income from continuing operations was up by 17 percent to $4.8 million versus $4.1 million in the prior fiscal year. Basic and diluted earnings for the twelve-month period were $1.14 and $1.09, respectively, an increase of 27 percent over the previous year's twelve-month basic and diluted earnings per share from continuing operations of $0.90 and $0.86, respectively.

As compared to the fourth quarter of fiscal 2004, the increase in net sales was primarily attributable to growth in the public assembly, government, and church markets. Our healthcare seating segment experienced 37 percent growth
while multipurpose room tables and chairs grew by 24 percent.   International
sales have contributed to the growth as well. For the twelve-month period ended March 31, 2004, international sales increased 33 percent compared to the prior year period. Gross profit margins for the quarter decreased 1 percentage point, to 37.5 percent, mainly as a result of costs associated with the company's new table line as well as increasing pricing pressures on raw material costs.

"We are very pleased to post record results for the year a year when the industry declined for the third consecutive time," said Nielson. "Both sales and operating profit reached record levels. We are also excited about our recent acquisition of Versipanel, a designer, manufacturer and marketer of a variety of portable partitions, and are working to get it fully integrated into our multipurpose room furniture business."

"Not only did we experience record sales and profit levels this year, we realized earnings per share growth of 27 percent," noted Paul R. Killpack, chief financial officer. "Looking forward, we are encouraged by the strengthening economy and improvements in our market segments and anticipate that for the upcoming quarter, it is possible that sales will be up again by as much as 10 percent as compared to fiscal 2004's June quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's Annual Report on Form 10-K for the year ended March 31, 2004 will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating and portable partitions. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and
international customers directly and through distributors.    For further
information, visit MITY Enterprises online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the June quarter will be up as much as 10 percent as compared to last year's sales for the same period, and (b) the Company's belief that it will be able to successfully integrate Versipanel into its multipurpose room furniture business. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (ii) whether the economy will continue to strengthen and whether our market segments will continue to improve; (iii) uncertainty about market acceptance of any new products introduced by the Company including our next generation table product, (iv) uncertainty about the ability to integrate Versipanel into the Company, (v) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (vi) lack of available capital and other resources to develop or acquire and commercialize new products, and (vii) all other risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release.

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                            MITY Enterprises, Inc.
                       Unaudited Financial Highlights

                                                    Three Months Ended
                                                         March 31,
                                                   2004             2003
                                               -----------      -----------
Net sales                                      $10,738,000      $ 8,499,000

Income from operations                           1,556,000        1,201,000

Pre-tax income                                   1,508,000        1,169,000

Net income                                       1,042,000          851,000

Basic earnings per share                             $0.25            $0.21

Weighted average number of common shares basic   4,219,764        4,117,848

Diluted earnings per share                           $0.23            $0.20

Weighted average common and common equivalent
  shares-diluted                                 4,446,889        4,301,787


                                                     Twelve Months Ended
                                                           March 31,
                                                   2004             2003
                                               -----------      -----------
Net sales                                      $44,348,000      $40,210,000

Income from operations                           7,541,000        6,291,000

Pre-tax income                                   7,440,000        6,423,000

Net income from continuing operations            4,753,000        4,063,000

Net income                                       4,753,000        4,808,000

Basic earnings per share from continuing
  operations                                         $1.14            $0.90

Basic earnings per share                             $1.14            $1.07

Weighted average number of common shares basic   4,157,081        4,501,342

Diluted earnings per share from continuing
  operations                                         $1.09            $0.86

Diluted earnings per share                           $1.09            $1.02

Weighted average common and common equivalent
  shares-diluted                                 4,364,683        4,711,420


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